EXHIBIT 10.1A

SCHEDULE A

AGENT:

PRODUCTS:	All IDI Gear Products

TERRITORY:

TRADE CHANNELS:	Retail Stores, Distributors

COMMISSION TERMS:	of net sales in the territory to be paid monthly by the 20th day of the month following the month of payment.

Commissions to be reduced or reversed as follows:

Bad Debt:	Commission reduced to ½ (50%) on invoices paid 90 days after the due date. No commission paid on unpaid invoices.

Returns:	Sales will be adjusted for all returns received during the month.

Close-outs:	Commissions limited to XX%

No commissions paid on agent samples, donations, promotion, marketing use, or any order not intended for resale.

Samples:	Agent samples are at XX% off Master Distributor Pricing.

Innovative Designs Inc.	Agent

By:	By:

Name: Joseph Riccelli	Name:
Title: Chief Executive Officer	Title: Sales Representative
Date:	Date:

SALES REPRESENTATIVE AGREEMENT

This agreement is made as of __________ by and between Innovative Designs, Inc., a Delaware corporation, (hereinafter referred to as “IDI”) and ____________________
(hereinafter referred to as “Agent”)

1.	Agency: IDI hereby engages Agent as a sales representative to sell and promote certain IDI products (“Products”) in the territory and in the trade channels specified in Schedule A.
2.
Duties of Agent: Agent shall solicit orders from prospective customers and promote sales of IDI’s products. Agent shall timely deliver to IDI any and all orders and any other information regarding prospective customers solicited or procured by Agent for IDI’s benefit.

3.	Compensation of Agent: IDI shall pay to Agent, as compensation for Agent’s services, commissions on sales in Agent’s territory during the term of the Agreement as specified in Schedule A.
4.
Term: The term of this Agreement shall be one (1) year from the date set forth above. Either party may terminate this Agreement upon (30) days’ written notice to the other. Upon termination, Agent shall promptly return all materials furnished by IDI to Agent, and not purchased from IDI by Agent.

5.
Independent Contractor: Agent’s relationship with the Company hereunder shall be that of independent contractor, not an employee. Nothing contained in this Agreement shall make either party the agent of the other nor be construed to put the parties in the relationship of a fiduciary, co-partners or joint venture partners. Each party shall be responsible, without liability to the other, for the timely payment of its own taxes and other withholdings, deductions and payments required by law.

6.
Limitations on Agent’s Authority: Agent shall make no representations to any person concerning the products or prices and terms under which IDI sells the products, except as authorized in writing by IDI. Agent and Agent’s employees, representatives, officers, directors, and subagents have no authority, either expressed or implied, to act on behalf of IDI to any contract or obligation, except as authorized in writing by IDI. Agent may employ salesman on such terms and conditions as Agent deems proper by Agent shall be solely and entirely responsible for such payment to Agent’s employees and subagents.

7.
Indemnification: Agent shall hold harmless and indemnify IDI against any liability, loss, cost, expense or damage sustained by any person, party or entity, or to any property, which may result from any act or omission by Agent contrary to the provisions of this paragraph.

8.	Sales Expenses: Agent shall be responsible for, and shall pay, all costs and expenses associated with or related to Agent’s performances and obligations under this Agreement.
9.	Controlling Law: the laws of the state of Pennsylvania shall govern this Agreement.
10.	Assignment: Agent shall not assign the Agreement without the prior written consent of IDI, and any assignment made contrary to the provisions of this paragraph shall be null and void.

11.	Notice: All notices shall be sent via US mail and facsimile to:

If to IDI:	Innovative Designs, Inc. 124 Cherry Street Pittsburgh, Pa 15223 FAX: 412-782-5303

If to Agent:	As shown in Exhibit A

12.
Entire Agreement and Subsequent Modifications: This agreement constitutes the entire agreement between the parties and superseded all prior and contemporaneous contracts, agreements, promises and understandings between the parties concerning the subject matter hereof. No part of this agreement may be altered, modified or otherwise changed in any respect by a subsequent writing executed by the parties or by their authorized representatives. No representations, circumstances or conditions occurring prior to this Agreement shall be used in any way by any party to modify this Agreement.

IN WITNESS WHEREOF, the parties have caused this agreement and Schedule A to be executed at Pittsburgh, Pennsylvania on the date first above written.

Innovative Designs, Inc	Agent

By:	By:

Name: Joseph Riccelli, CEO	Name:

Date: